Exhibit 4.10

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of December 12, 2012 (this “Supplemental Indenture”), among Aleris Corporation, a Delaware corporation (the “Parent Guarantor”), Aleris International, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent Guarantor (the “Company”), the other Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of October 23, 2012 (the “Indenture”), providing for the issuance of 7 7/8% Senior Notes Due 2020 of the Company (the “Notes”);

WHEREAS, the Parent Guarantor owns 100% of the outstanding stock of the Company;

WHEREAS, the Parent Guarantor desires to execute and deliver to the Trustee a supplemental indenture pursuant to which the Parent Guarantor shall unconditionally guarantee all of the Company’s Obligations (as defined in the Indenture) under the Notes and the Indenture on the terms and conditions set forth herein;

WHEREAS, Section 901(9) of the Indenture provides that the Company, any Subsidiary Guarantor and the Trustee, from time to time, without the consent of any Holder from time to time may amend or supplement the Indenture, in form satisfactory to the Trustee, to add any guarantor under the Indenture; and

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof. Unless otherwise specified, any reference to a Section refers to such Section of this Supplemental Indenture.

As used in this Supplemental Indenture:

“Parent Guarantor” means Aleris Corporation, a Delaware corporation.

“Parent Guarantee” means the guarantee by the Parent Guarantor of the Company’s Obligations under the Indenture and the Notes.

2. AGREEMENT TO GUARANTEE.

(a) The Parent Guarantor hereby jointly and severally with the Subsidiary Guarantors, fully and unconditionally guarantees, as primary obligor and not merely as surety, the Notes and obligations of the Company under the Indenture and the Notes, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder, that: (1) the principal of (and premium, if any) and interest on, or Additional Interest in respect of, the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), subject to any applicable grace period, together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture and the Notes shall be paid in full or performed, all in accordance with the terms of the Indenture and the Notes; and (2) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject to any applicable grace period, and subject, however, in the case of clauses (1) and (2) above, to the limitation set forth in Section 4 hereof.

(b) The Parent Guarantor hereby agrees that (to the extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Indenture or this Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any Subsidiary Guarantor, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Parent Guarantor.

(c) The Parent Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Parent Guarantee shall not be discharged as to any Note except by complete performance of the obligations contained in such Note, the Indenture, this Supplemental Indenture and the Parent Guarantee. The Parent Guarantor acknowledges that the Parent Guarantee is a guarantee of payment, performance and compliance when due and not of collection. The Parent Guarantor hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on such Note, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in the Indenture, directly against the Parent Guarantor to enforce the Parent Guarantee without first proceeding against the Company or any Subsidiary Guarantor. The Parent Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the Maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, the Parent Guarantor shall pay to the Trustee for the account of the Holder, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Subsidiary Guarantor or the Parent Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company, any Subsidiary Guarantor or the Parent Guarantor, any amount paid by any of them to the Trustee or such Holder, the Parent Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Parent Guarantor further agrees that, as between the Subsidiary Guarantors and the Parent Guarantor, on the one hand, and the Holders and the Trustee on the other hand, (1) subject to this Supplemental Indenture and Article Twelve of the Indenture, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five of the Indenture for the purposes of the Parent Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligation as provided in Article Five of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor for the purpose of the Parent Guarantee. The Parent Guarantor shall have the right to seek contribution from any non-paying Subsidiary Guarantors so long as the exercise of such right does not impair the rights of the Holders under the Parent Guarantee or Subsidiary Guarantees.

(e) The Parent Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f) Other than as set forth in this Supplemental Indenture, the Parent Guarantor will not be subject to any covenants or restrictions contained in the Indenture, including, without limitation, with respect to any merger, consolidation or sale of assets.

3. SEVERABILITY. In case any provision of the Parent Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

4. LIMITATION ON PARENT GUARANTOR’S LIABILITY. The Parent Guarantor hereby confirms that it is its intention that the Parent Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Parent Guarantee or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee and the Parent Guarantor hereby irrevocably agree that the obligations of the Parent Guarantor under the Parent Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Parent Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any Subsidiary Guarantor in respect of the obligations of such Subsidiary Guarantor under Article Twelve of the Indenture, result in the obligations of the Parent Guarantor under the Parent Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

5. CONTRIBUTION. If the Parent Guarantor makes a payment under the Parent Guarantee, the Parent Guarantor shall be entitled upon payment in full of all guaranteed Obligations under the Indenture to a contribution from each Subsidiary Guarantor in an amount equal to such Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors and the Parent Guarantor at the time of such payment determined in accordance with GAAP.

6. SUBROGATION. The Parent Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Subsidiary Guarantor or the Parent Guarantor pursuant to the provisions of Section 1201 of the Indenture or Section 2 of this Supplemental Indenture; provided, however, that, if a Default or Event of Default has occurred and is continuing, the Parent Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Notes shall have been paid in full.

7. REINSTATEMENT. The Parent Guarantor hereby agrees that the Parent Guarantee provided for in this Supplemental Indenture shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is properly rescinded or must otherwise be restored by a Holder to the Company upon the bankruptcy or insolvency of the Company, any Subsidiary Guarantor or the Parent Guarantor.

8. BENEFITS ACKNOWLEDGED. The Parent Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Supplemental Indenture and from its guarantee and waivers pursuant to the Parent Guarantee under this Supplemental Indenture.

9. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Parent Guarantor, as such, shall have any liability for any obligations of the Company, any Subsidiary Guarantor or the Parent Guarantor under the Notes, the Subsidiary Guarantees or the Parent Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

10. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, .pdf transmission or other electronic means shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf transmission or other electronic means shall be deemed to be their original signatures for all purposes.

12. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

13. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Parent Guarantor and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ALERIS CORPORATION

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Executive Vice President and Chief Financial Officer

ALERIS INTERNATIONAL, INC.

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	Executive Vice President and Chief Financial Officer

ALERIS ROLLED PRODUCTS, INC.
ALERIS ROLLED PRODUCTS, LLC
ALERIS ROLLED PRODUCTS SALES CORPORATION
IMCO RECYCLING OF OHIO, LLC
ALERIS RECYCLING, INC.
ALERIS RECYCLING BENS RUN, LLC
ALERIS SPECIFICATION ALLOYS, INC.
ALERIS SPECIALTY PRODUCTS, INC.
ETS SCHAEFER, LLC
ALERIS OHIO MANAGEMENT, INC.

By:	/s/ Sean M. Stack
	Name:	Sean M. Stack
	Title:	President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ James Kowalski
Authorized Signatory